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Exhibit 23.1

CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

        As independent oil & gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of the name Williamson Petroleum Consultants, Inc. and references to Williamson Petroleum Consultants, Inc. and to the inclusion of and references to our report, or information contained therein, entitled "Evaluation of Oil and Gas Reserves to the interests of Warren Resources, Inc. Effective December 31, 2008 for Disclosure to the Securities and Exchange Commission Williamson Project 8.9317," prepared for Warren Resources, Inc., in the annual report on Form 10-K of Warren Resources, Inc. for the filing dated on or about March 2, 2009.

/s/ Williamson Petroleum Consultants, Inc. WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
February 27, 2009

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  Exhibit 23.1